EXHIBIT 5

POWER OF ATTORNEY

Each person whose signature appears below, each being an authorized representative of the entity beside his or her name, hereby makes, constitutes and appoints Peter Clarke, Derek Bulas and Eric Salsberg as the true and lawful attorneys-in-fact for the entity beside his or her name, for the purpose of, from time to time, executing in the respective entity’s name or on the respective entity’s behalf, any and all documents, certificates, instruments, statements, other filings and amendments to the foregoing (collectively, “documents”) determined by Fairfax Financial Holdings Limited or Hamblin Watsa Investment Counsel Ltd. to be necessary or appropriate to comply with ownership or control-person reporting requirements imposed by any United States or non-United States governmental or regulatory authority, including, without limitation, Forms 3, 4, 5, 13D, 13F, 13G and 13H and any amendments to any of the foregoing as may be required to be filed with the Securities and Exchange Commission, and delivering, furnishing or filing any such documents with the appropriate governmental, regulatory authority or other person, and giving and granting to the attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as each entity below might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof. Any such determination by one of the attorneys-in-fact shall be conclusively evidenced by such attorney-in-fact’s execution, delivery, furnishing or filing of the applicable document.

Signature	Entity	Date

/s/ Kirk M. Reische	Hudson Excess Insurance Company	June 14, 2021
Kirk M. Reische

/s/ Karen Colonna	Allied World National Assurance Company	June 14, 2021
Karen Colonna